September 15, 2014

Northern Lights Fund Trust

80 Arkay Drive

Hauppauge, NY 11788

Re:

Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 599 to the Northern Lights Fund Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 634 under the Securities Act of 1933 (Amendment No. 636 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

904652.78